As filed with the Securities and Exchange Commission on October 5, 2001
                                                                    Reg. No. 33

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                     ___________________________________
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                     ___________________________________

                      BRAVO! FOODS INTERNATIONAL CORP.
                  (Formerly China Premium Food Corporation)

           (Exact name of registrant as specified in its charter)

           Delaware                                         62-1681831
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        identification No.)

                        11300 US Highway 1, Suite 202
                       North Palm Beach, Florida 33408
                               (561) 625-1411
                  (Address of principal executive offices)
              ________________________________________________

                    COMMON STOCK COMPENSATION AGREEMENTS

                            (Full title of plan)
                      ________________________________

                                Roy G. Warren
                           Chief Executive Officer
                        11300 US Highway 1, Suite 202
                       North Palm Beach, Florida 33408
                   (Name and address of agent for service)
                               (561) 625-1411
        (Telephone number, including area code of agent for service)

                       CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________

___________________________________________________________________________________________
                                       Proposed          Proposed
                                       maximum           maximum
Title of securities    Amount to be    offering price    Aggregate         Amount of
to be registered       Registered      per share         offering Price    registration fee
___________________________________________________________________________________________

Common Stock              275,000           $0.50           $137,500            $34.38
(par value .001)
___________________________________________________________________________________________

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the market trading price of the Company's common stock existing at September 27, 2001.

                                   PART I

            INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933.


                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents filed by Bravo! Foods International Corp. (formerly China Premium Food Corporation) with the Securities and Exchange are incorporated by reference herein:

            (a) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2000 (Commission File No. 0-25039);

            (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended, since December 31, 2000, through the date hereof;

            (c) the Company's Form 10SB12G/A, file No. 000-25039 dated March 12, 1999, filed pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock;

            (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      Stibel & Toulan LLP, counsel to the Company, is passing upon the validity of the common stock being registered. A partner of Stibel & Toulan LLP owns approximately 95,000 shares of common stock.

Item 6. Indemnification of Directors and Officers

      The Company's Certificate of Incorporation provides that the Company "shall be empowered to indemnify" to the full extent of its power to do so, all directors and officers, pursuant to the applicable provisions of the Delaware General Corporation Law. We anticipate that the Company will indemnify its officers and directors to the full extent permitted by law.

      Section 145 of the Delaware General Corporation Law provides in relevant part as follows:

            (1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

            (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in 1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            (4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, we are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

      The Exhibits to this registration statement are listed in the index to Exhibits on page 5.

Item 9. Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3)
            of the securities Act 1933:

                  (ii) To reflect in the prospectus any facts or events
            arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

                  (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (I)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

            (4) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Palm Beach, State of Florida on October 3, 2001.

                                       Bravo! Foods International Corp.:


                                       By /s/  Roy G. Warren
                                          ------------------------------
                                          Roy G. Warren, Chief Executive
                                          Officer, Secretary and Director

      Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature              Title                                Date
---------              -----                                ----

s/ Roy G. Warren       Chief Executive Officer              October 3, 2001
-------------------    Secretary and Director
Roy G. Warren

/s/ Michael Davis      Chief Financial Officer              October 3, 2001
-------------------
Michael Davis

/s/ Nancy Yuan         Assistant Secretary and Treasurer    October 3, 2001
-------------------
Nancy Yuan

                              INDEX TO EXHIBITS

      Exhibit
      NO.               Description
      -------           -----------

       4.1  Common Stock Compensation Agreements

                        Number of Shares
                        ----------------

            4.1(a)           50,000         Tim Ransom, Consultant (1)(4)

            4.1(b)          100,000         John McCormack, Employee (2)

            4.1(c)           65,000         Michael Edwards, Employee (3)

            4.1(d)           30,000         Susan Lurvey, Employee (4)

            4.1(e)           30,000         Dennison Chapman, Employee (4)

       5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

      23.1  Consent of Independent Public Accountants.

            Consent of Counsel (included as part of Exhibit 5.1)

<F1>  Filed with the Company's S-8 Registration Statement on May 25, 2000
<F2>  Filed with the Company's SB-2/A Registration Statement (Fourth
      Amendment) on May 4, 2001
<F3>  Filed with the Company's SB-2/A Registration Statement (Third
      Amendment) on February 21, 2001
<F4>  Secretary's Certificate of Board of Directors' resolutions for these shares is filed herewith.